SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934


Filed by the Registrant  [x]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:
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[ ]      Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2)
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12


                          RJR Nabisco Holdings Corp.

               (Name of Registrant as Specified In Its Charter)

                          RJR Nabisco Holdings Corp.

                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         (1)   Title of each class of securities to which transaction applies:

         (2)   Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         (4)   Proposed maximum aggregate value of transaction:

         (5)   Total Fee Paid

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)   Amount Previously Paid:

         (2)   Form, Schedule or Registration Statement No.:

         (3)   Filing Party:

         (4)   Date Filed:



                                                      PRELIMINARY REVOCATION
                                                       OF CONSENT STATEMENT
                                                     --SUBJECT TO COMPLETION--



                          RJR NABISCO HOLDINGS CORP.
                          1301 Avenue of the Americas
                             New York, N.Y.  10019
                                (212) 258-5600

                        REVOCATION OF CONSENT STATEMENT
                           BY BOARD OF DIRECTORS IN
                        OPPOSITION TO BROOKE GROUP LTD.


                                                   November [__], 1995


Dear Stockholder:

               This Preliminary Revocation of Consent Statement (the "Consent Revocation Statement") is furnished by the Board of Directors (the "Board") of RJR Nabisco Holdings Corp., a Delaware corporation (the "Company"), to the holders of outstanding shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), the Company's Series C Conversion Preferred Stock, par value $.01 per share (the "PERCS"), and the Company's ESOP Convertible Preferred Stock, par value $.01 per share and stated value $16 per share (the "ESOP Preferred Stock" and, collectively with the Common Stock and the PERCS, the "Capital Stock") in connection with the Board's opposition to the solicitation (the "LeBow/Icahn Solicitation") by Brooke Group Ltd. ("Brooke Group"), a company controlled by Bennett S. LeBow ("LeBow"), and with the support of Carl C. Icahn ("Icahn") (collectively, the "LeBow/Icahn Group"), of written stockholder consents, pursuant to a Consent Statement (the "Consent Statement") dated November [__], 1995.

               Each share of Common Stock, PERCS and ESOP Preferred Stock, voting together as a single class, entitles the record date holder thereof to one vote, one-fifth of a vote and one-fifth of a vote, respectively, on the matters presented for consideration and action by the stockholders.

               THE BOARD UNANIMOUSLY OPPOSES THE LEBOW/ICAHN GROUP SOLICITATION. THE BOARD URGES YOU NOT TO SIGN ANY BLUE CONSENT CARDS SENT TO YOU BY THE LEBOW/ICAHN GROUP.

               IF YOU HAVE PREVIOUSLY SIGNED AND RETURNED ANY SUCH CONSENT CARD TO THE LEBOW/ICAHN GROUP, YOU HAVE EVERY RIGHT TO CHANGE YOUR MIND. THE BOARD URGES YOU TO SIGN, DATE AND MAIL THE ENCLOSED YELLOW REVOCATION OF CONSENT CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

               EVEN IF YOU HAVE NOT PREVIOUSLY SIGNED AND RETURNED ANY SUCH CONSENT TO THE LEBOW/ICAHN GROUP, YOU MAY SEND A YELLOW REVOCATION OF CONSENT CARD TO THE COMPANY, WHICH WILL HAVE NO LEGAL EFFECT BUT WOULD ASSIST US IN MONITORING THE PROGRESS OF THE CONSENT SOLICITATION.

               IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, ONLY YOUR BANK, BROKER OR NOMINEE CAN VOTE YOUR SHARES AND ONLY PURSUANT TO YOUR SPECIFIC VOTING INSTRUCTIONS. ACCORDINGLY, YOU ARE URGED TO REJECT THE LEBOW/ICAHN SOLICITATION BY SIGNING, DATING AND RETURNING THE ENCLOSED YELLOW CONSENT REVOCATION CARD PROMPTLY, USING THE ACCOMPANYING POSTAGE-PAID ENVELOPE PROVIDED BY YOUR BANK, BROKER OR NOMINEE.

       If you have any questions about revoking your consent or require assistance, please call:

    D. F. KING & CO., INC.         or            MACKENZIE PARTNERS, INC.
       77 WATER STREET                         156 FIFTH AVENUE - 9TH FLOOR
     NEW YORK, NY  10005                            NEW YORK, NY  10010
    (212) 269-5550 (COLLECT)                     (212) 929-5500 (COLLECT)
             OR                                             OR
  CALL TOLL FREE 1-800-290-6430               CALL TOLL FREE 1-800-322-2885


LEBOW/ICAHN IMMEDIATE SPIN-OFF PROPOSAL

               In a poorly timed and ill-conceived attempt to force an immediate spin-off of your Company's remaining equity interest in Nabisco Holdings Corp. ("Nabisco"), the LeBow/Icahn Group has commenced a consent solicitation. If we reject its demands, the LeBow/Icahn Group also has threatened to seek the election of its own hand-picked nominees to replace your existing Board of Directors at the Company's next Annual Meeting of stockholders.

               WE STRONGLY URGE YOU TO REFRAIN FROM SIGNING OR RETURNING ANY OF THE BLUE CONSENT CARDS OR OTHER DOCUMENTS SENT TO YOU BY THE LEBOW/ICAHN GROUP OR THEIR AGENTS. PLEASE CONSIDER THE FOLLOWING:

               The Board of Directors is already committed to effecting a spin-off of Nabisco. The Board has been and continues to be committed to a spin-off of Nabisco. We also believe that a majority of our stockholders agree that a spin-off of Nabisco is an attractive option. The Board's commitment to a spin-off of Nabisco is premised on the fact that, in order for such a spin-off to be advisable, it must be both in the best interests of the Company's stockholders and consistent with the Company's public commitments.

               The Company has taken significant steps over the past several years to prepare itself for, and to preserve its ability to effect, a possible spin-off of Nabisco. When the time comes, the Company will be in a position to move quickly to effect the spin-off of Nabisco.

               This is not the time to effect an immediate spin-off of Nabisco. For a spin-off to be in the best interests of stockholders, (i) it must be tax-free, (ii) it must be accomplished in a manner that avoids long litigation delays and the resulting uncertainty and (iii) it must preserve the financial integrity of both our food and tobacco businesses. In consultation with its independent financial, tax and legal advisors, the Board has carefully considered a spin-off of Nabisco for more than one year and has studied all of its ramifications. The Board has concluded that effecting a spin-off at this time would not be in the best interests of the Company's stockholders and would subject the Company and its stockholders to unacceptable risks.

               Potential litigation by tobacco claimants. The Board believes that, in the face of the current litigation situation involving the entire tobacco industry, an announcement of a spin-off at this time could cause great damage to the Company. Indeed, on November 4, 1995, The New York Times reported that a spokesperson for a consortium of plaintiffs' lawyers who have mounted a class action against the tobacco companies stated that the Company "will absolutely be hit with an injunction" if the Company tries to spin off Nabisco at this time.(1) Moreover, even if no injunction is obtained, in the current environment these plaintiffs can be expected to pursue claims attacking the spin-off for years, placing a cloud over the validity of the transaction and depressing the value of the stocks of both the Company and Nabisco. Such litigation would not only be damaging to the Company and the spun-off food company, but also could involve claims directly against the Company's stockholders.

-----------
(1) Excerpt from article by Glenn Collins. No permission has been sought or received to quote from, or refer to, published materials cited in this Consent Revocation Statement.

               Other Potential Claims. The announcement of an immediate spin-off of Nabisco could also subject the Company to potential lawsuits from purchasers and sellers of its securities who have relied on the Company's public commitments not to spin off Nabisco prior to December 31, 1996, and not to spin off Nabisco prior to December 31, 1998 if the spin-off would cause the senior debt of either the Company or Nabisco to be rated below investment grade. The Board made these public commitments in order to permit the Company to pursue the major restructuring initiatives it has achieved over the past year, while maintaining investment grade ratings for its senior debt. These commitments enabled the Company to establish a regular quarterly cash dividend of $1.50 per share on an annualized basis, and to segregate the debt of Nabisco from the other debt of the Company. The Company believes that these transactions have benefitted stockholders by enabling them to receive a cash return on their investment and permitting the Company to reduce its aggregate cost of capital. Importantly, these public commitments and transactions also have laid the groundwork for a spin-off of Nabisco at such time as the spin-off can be achieved on a basis that is in the best interests of the stockholders. The Board believes that abrogating these public commitments of the Company would be improper and clearly not in the best interests of the Company's stockholders.

               In sum, after many months of consultation with independent financial, tax and legal advisors, the Board has determined that an immediate separation of the stockholders' equity interest in our food and tobacco businesses, as proposed by the LeBow/Icahn Group, would be imprudent and irresponsible. Although the Company is committed to effecting a spin-off of its remaining interest in the Nabisco shares at a time when the spin-off can be consummated in a manner that is in the best interests of stockholders, we must oppose the poorly timed and imprudent actions proposed by the LeBow/Icahn Group. The Board of Directors urges you to reject the LeBow/Icahn Group's requests for your consent.

                       WHO ARE MESSRS. LEBOW AND ICAHN?

               In our opinion, Messrs. LeBow and Icahn are poorly qualified to suggest significant change at your Company. They are best known for their corporate raids financed largely by "junk bonds" and "greenmailing" activities at the expense of other stockholders in the 1980s. In recent years, both have been involved with highly visible corporate bankruptcies.

               You should know that, earlier this year, The New York Times reported "Mr. LeBow is not a favorite of public [company] shareholders, who have accused him of emptying companies he controls of their cash and assets. Brooke [Group, one of LeBow's public companies,] has poured millions of dollars into the LeBow family coffers through its purchase of assets controlled by Mr. LeBow. And it has financed his high-flying lifestyle with loans and unsecured credit lines amounting to millions of dollars."(2) Indeed, Brooke Group was labelled by Fortune magazine as the "least admired" company in America in 1994(3), and Mr. LeBow in that year settled claims by Brooke Group shareholders who contended that he received improper loans from the company.

               Not surprisingly, Mr. LeBow has already proposed a transaction to the Company that would benefit him at the expense of the Company's other stockholders. In May 1995, he proposed a transaction pursuant to which, following the spin-off of Nabisco, the Liggett Group Inc. tobacco subsidiary ("Liggett") of Brooke Group would merge with the Company. The proposal contemplated that, in exchange for Liggett, a company which in 1994 had net income of less than $16 million and had at December 31, 1994 approximately $190 million in debt, Brooke Group would receive 20% of the common stock and $350 million of preferred stock of the merged company, and the right to appoint all of the members of the merged company's board of directors.

               Similarly, Mr. Icahn is a well-known corporate predator with a history of purchasing shares in corporations and obtaining a significant profit for himself. Under Mr. Icahn's stewardship, Trans World Airlines, Inc. ended up in bankruptcy. Mr. Icahn's interest in the LeBow/Icahn Solicitation is clear. According to the LeBow/Icahn Consent Statement, Mr. Icahn is entitled to 20% of any profits on the Common Stock of the Company held by one of Mr. LeBow's subsidiaries. Given Mr. Icahn's history as a corporate predator, do you think Mr. Icahn's interest in the long-term health of the Company is the same as yours?

               Remember, unlike your Board, neither Mr. LeBow nor Mr. Icahn has any fiduciary duties toward you. They are free to pursue their own personal and selfish agenda for your Company by any means available to them. As indicated by the LeBow/Icahn Solicitation, they are willing to run a high-stakes gamble with your money.

LEBOW/ICAHN PROPOSALS TO AMEND THE COMPANY'S BY-LAWS

               The LeBow/Icahn Group has also proposed amendments to the Company's By-laws to (i) reinstate a provision providing that special meetings of the Company's stockholders shall be called by the Chairman or the Secretary if requested in writing by holders of not less than 25% of the Company's Common Stock and (ii) delete a newly added provision establishing procedures governing action by written consent of stockholders without a meeting.(4)

               The Board eliminated the special meeting provision from, and added the consent administration procedures to, the Company's By-laws in August, after the Company rejected Mr. LeBow's proposal to merge Liggett Group with the Company's tobacco operations, and after Mr. LeBow filed for clearance under the Hart-Scott-Rodino Act of 1976, as amended, to acquire up to 15% of the Company's Common Stock. The LeBow/Icahn Group has attempted to portray the Board's action as impairing stockholders' ability to hold a referendum on a spin-off. Since the Company's By-laws already permit holders of a majority of the vote represented by the Company's Capital Stock to take action by written consent at any time -- as evidenced by the LeBow/Icahn Solicitation -- this portrayal is unpersuasive and hides the true intentions of the LeBow/Icahn Group.

----------
(2) Quoted from an article by Stephanie Strom, in The New York Times, August 30, 1995.
(3) Taken from an article by Tricia Welsh in Fortune, February 7, 1994.
(4) The LeBow/Icahn Group also proposed the repeal of all provisions of, or amendments to, the By-laws adopted by the Board after October 31, 1995. As no such amendments have been made, this proposal is moot.

               In seeking to permit holders of 25% of the Company's Common Stock to require a special meeting to be called, the LeBow/Icahn Group is seeking the power to precipitate a change in control or fundamental policy, at any time of its choosing, without having to obtain the support of holders of a majority of the vote represented by the Company's Capital Stock. The sole rationale for the LeBow/Icahn Group's preference for being able to take action at a special meeting rather than by written consent, is that it might be able to "win" a vote of stockholders at a special meeting without a majority vote of the outstanding Capital Stock. In contrast, the written consent procedure does not allow the LeBow/Icahn Group to "win" without the support of a true majority of the votes represented by the Company's outstanding Capital Stock.

               What are the intentions of the LeBow/Icahn Group? Stockholders should question whether the LeBow/Icahn Solicitation is only the first step in a scheme to seize control of the Company with no guarantee of a spin-off of Nabisco or any other transaction that would benefit stockholders. The LeBow/Icahn Group has promised to nominate a slate of directors for election at the Company's next Annual Meeting of stockholders. Although these directors may publicly state that they are committed to an immediate spin-off of Nabisco, there is no guarantee that they would, or could, effect such a spin-off.

               This question relates directly to the LeBow/Icahn Group's proposed amendment to the By-laws. If a small group of dissident stockholders wants to take control of a corporation by changing the stockholder-elected board of directors prior to the next regular annual meeting of stockholders, it may do so in several ways. One alternative -- which is available only if that group is able to require a special meeting to be held -- is for the dissident group to solicit proxies for a special meeting of stockholders, in which case it could propose to expand the size of the board of directors and nominate a slate of directors that would constitute a majority of the newly-constituted board. A second alternative is for the dissident group to solicit written consents, as the LeBow/Icahn Group is doing now.

               At a special meeting of stockholders, just as at the annual meeting, only a plurality of the voting shares -- which may be as low as one share more than 25% of the shares outstanding -- is necessary to wrest control of the corporation. This is in contrast to the written consent solicitation procedure, which requires a true majority of the outstanding voting shares. The Board believes that, other than at the regular Annual Meeting of the Company's stockholders, control of the Company should change only if it is supported by holders of a majority of the votes represented by the Company's Capital Stock. The Board also believes that it is in the best interests of the Company's stockholders to prohibit a small, dissident group of stockholders from requiring a special meeting to be held without the support of a majority vote of the Company's Capital Stock.

               For these reasons, the bylaws of many large public companies require the consent of a majority of the shares to force the company to call a special meeting, just as the law requires a majority of the shares to change control through the consent process. In fact, even the bylaws of Mr. LeBow's Brooke Group, and its publicly held affiliate, New Valley Corporation, require 50% and a majority, respectively, of the shares to call a special meeting.
In the case of Brooke Group, where Mr. LeBow owns more than 50% of the common stock outstanding, every other stockholder is effectively precluded from calling a special meeting.

               The By-law that the LeBow/Icahn Group is seeking to reinstate prevents it from taking control of the Company without the support of a true majority of the Company's outstanding Capital Stock. We believe that the LeBow/Icahn Group is attacking this By-law because it believes that the holders of a majority of votes represented by the outstanding Capital Stock do not support turning control of the Company over to the LeBow/Icahn Group or its designees.

               Administrative procedures. The Board believes all participants in a consent solicitation, as well as all stockholders, should understand in advance the procedures that would be followed in the event of any consent solicitation. The procedures set forth in Section 9 of Article I of the By-laws, labelled by the LeBow/Icahn Group as "burdensome new conditions," are designed simply to ensure a fair and orderly process. They include (i) procedures for setting a record date for determining which stockholders are entitled to execute consents, (ii) a procedure for stockholders to follow in delivering consents, (iii) a requirement that the Company engage a nationally recognized independent inspector of election to perform a ministerial review of the validity of properly delivered consents and (iv) a delay in the effectiveness of consents until completion of the independent inspector's review. Stockholders should consider whether the LeBow/Icahn Group is truly objecting to these administrative procedures for the stockholders' benefit or for the covert purpose of assisting its scheme to wrest control of the Company.

               The Board of Directors opposes the LeBow/Icahn Group's proposals to amend the By-Laws, and urges you to reject its request for your consent.


                             THE CONSENT PROCEDURE

               The record date for determination of the stockholders of the Company entitled to execute, withhold or revoke consents relating to the LeBow/Icahn Solicitation is November __, 1995 (the "Record Date"). Under Delaware law, in order for the LeBow/Icahn Solicitation to succeed, the LeBow/Icahn Group must obtain the unrevoked consents to each of its proposals from the holders of record of a majority of the votes represented by the Capital Stock outstanding on the Record Date. Thus, an abstention from voting or a broker non-vote will have the practical effect of a vote against the LeBow/Icahn Solicitation. A stockholder may revoke any previously signed consent by signing, dating and returning a YELLOW Revocation of Consent Card. As of the Record Date, there were [______] shares of Common Stock, [_______] shares of PERCS and [_______] shares of ESOP Preferred Stock outstanding.
With each class of the Capital Stock voting together as one class, the respective votes of the classes of the Capital Stock are counted as follows: each share of Common Stock is entitled to one vote per share, each share of PERCS is entitled to one-fifth of a vote per share, and each share of ESOP Preferred Stock is entitled to one-fifth of a vote per share.

               Under Section 228 of the General Corporation Law of the State of Delaware, in order to be effective, consents must be delivered within 60 days of the earliest dated consent delivered to the Company. The earliest dated consent was delivered to the Company on November [__], 1995. Accordingly, any consent dated or delivered to the Company after January [__], 1996 will not be valid.

               Article I, Section 9 of the Company's By-laws establishes a mechanism to ensure that consent solicitations are conducted in a fair and orderly manner. As contemplated by Section 9, in the event of delivery of written consents to the Company pursuant to the LeBow/Icahn Solicitation, in the manner specified by the By-laws, the Company will retain a nationally recognized independent inspector of elections (the "Inspector") for the purpose of promptly performing a ministerial review of the validity of the consents and any related revocations in connection with the LeBow/Icahn Solicitation.

               For purpose of permitting the Inspector to perform such review, no action by written consent without a meeting shall be effective until such date as the Inspector certifies to the Company that the consents delivered to the Company in accordance with Article I, Section 9 of the By-Laws represent at least the minimum number of votes that would be necessary to take the corporate action. Notwithstanding, the Board and/or any stockholder shall be entitled to contest the validity of any consent or revocation thereof, whether before or after such certification by the Inspector, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).


SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

               The following table sets forth certain information, as of the Record Date, regarding the beneficial ownership of (i) Common Stock and (ii) Class A Common Stock, par value $.01 per share, of Nabisco, by each director of the Company, by each of the five most highly compensated executive officers of the Company during this fiscal year,(5) and each associate of any such director or officer, and by all directors and executive officers of the Company as a group. Nabisco was a wholly owned indirect subsidiary of the Company prior to the January 1995 initial public offering by Nabisco of its Class A Common Stock. As of the Record Date, the Company indirectly owned all 213,250,000 shares of Nabisco Class B Common Stock outstanding which represents approximately 80.5% of the economic interest in Nabisco and approximately 97.6% of the combined voting power of all classes of Nabisco voting stock. Except as otherwise noted, the persons named in the table below do not own any other Capital Stock of the Company or Nabisco and have sole voting and investment power with respect to all shares shown as beneficially owned by them.


                                                                           NUMBER OF SHARES OF
                                    NUMBER OF SHARES                         NABISCO CLASS A
                                    OF COMMON STOCK        PERCENT OF         COMMON STOCK            PERCENT OF
                                   BENEFICIALLY OWNED        COMMON        BENEFICIALLY OWNED       NABISCO CLASS A
NAME OF BENEFICIAL OWNER                  (1)                STOCK               (1)(3)              COMMON STOCK
------------------------------    -------------------   --------------    ---------------------    -----------------
John T. Chain, Jr. (2)........                   8,393         *                          1,000            *
Julius L. Chambers (2)........                   6,393         *                              0            *
John L. Clendenin (2).........                   6,846         *                            500            *
Steven F. Goldstone ..........                       0         *                              0            *
H. John Greeniaus (2).........                 126,308         *                         10,100            *
Ray J. Groves (2).............                   7,000         *                          1,000            *
Charles M. Harper (2).........                 524,882       0.1920                      71,429         0.1380
James W. Johnston (2)(5)......                 114,381         *                          1,000            *
John G. Medlin, Jr. (2).......                   7,259         *                          1,000            *
Rozanne L. Ridgway (2)........                   6,393         *                              0            *
Andrew J. Schindler (2).......                  28,891         *                              0            *
All Directors and Officers
as a Group (2)(4).............               1,335,295      0.4883%                      92,229         0.1782%

<F1>
(5) Item 5(a) of Schedule 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company disclose the securities ownership of its directors and executive officers as of the beginning of the last fiscal year. Item 6(d) of Schedule 14A and Items 403(b) and 402(a)(3) of Regulation S-K of the Exchange Act require that the Company disclose the securities ownership of its five most highly compensated executives as of the end of the last fiscal year. Item 402(a)(3)(iii) also requires that the Company update such disclosures with the securities ownership of two more executives who are currently among the Company's five most highly compensated executives, but did not fall within the group of the Company's five most highly compensated executives at the end of the last fiscal year. Because several directors and executive officers of the Company have resigned since the end of the last fiscal year, and in order to make the following table easier to read, the Company has included only the beneficial ownership of the current directors and executive officers in such table. The Company has, however, complied with its obligations under the Exchange Act by disclosing in the footnotes to this table the beneficial ownership of the Common Stock by the directors and executive officers who served in such capacities at the beginning and the end, respectively, of the last fiscal year but no longer serve in such capacities.

* Less than 0.1%

(1) For purposes of this table, a person or group of persons is deemed to be the "beneficial owner" of any shares that such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security that such person or persons has the right to acquire within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) The number of shares of Common Stock beneficially owned includes (i) 6,393 shares subject to currently exercisable options granted to each of Gen. Chain, Messrs. Chambers and Clendenin and Ms. Ridgway; 6,000 shares and 393 shares respectively subject to currently exercisable options granted to each of Messrs. Groves and Medlin; 462,500 and 629,699 shares subject to currently exercisable options granted to Mr. Harper and all directors and executive officers as a group, respectively; and (ii) 272, 160, 274, 271 and 2,466 shares of Common Stock currently issuable on conversion of shares of ESOP Preferred Stock owned by, respectively, Messrs. Greeniaus, Harper, Johnston, Schindler and all directors and executive officers as a group.

(3) No director or officer of the Company holds any options exercisable within 60 days to acquire shares of Nabisco Class A Common Stock.

(4) On March 14, 1995, Kohlberg Kravis Roberts & Co. LLP ("KKR") sold all of its then remaining holdings in the Company. James H. Greene, Jr., Henry R. Kravis, Paul E. Raether, Clifton S. Robbins, George R. Roberts, Scott M. Stuart, and Michael T. Tokarz previously served on the Board as representatives of KKR. Messrs. Greene, Kravis, Raether, Robbins, Roberts, Stuart and Tokarz (the "KKR Directors") did not run for reelection at the Company's Annual Meeting of Stockholders held on April 12, 1995. Their respective terms in office expired effective as of that date. The Company cannot independently verify the exact nature of their current holdings in the Company because they are no longer subject to the disclosure requirements of Section 16(a) of the Exchange Act, discussed below. However, their last Section 16(a) filings with the Securities and Exchange Commission (the "SEC") dated as of April 7, 1995 indicate that, as of that date, none of the KKR Directors had any beneficial ownership in the Capital Stock of the Company.

(5) The outstanding shares of Common Stock shown as beneficially owned by Mr. Johnston include 12,000 shares held in trust for the benefit of Mr. Johnston's children, as to which Mr. Johnston disclaims beneficial ownership.

(6) Lawrence R. Ricciardi retired as both an executive officer and a director of the Company effective March 3, 1995. Mr. Ricciardi is no longer subject to the disclosure requirements of Section 16(a) of the Exchange Act. Therefore, the Company cannot independently verify Mr. Ricciardi's current stock ownership. As of September 3, 1995, Mr. Ricciardi beneficially owned 407,845 shares of Common Stock of the Company.

(7) Eugene R. Croisant retired as an executive officer of the Company effective March 3, 1995. Mr. Croisant is no longer subject to the disclosure requirements of Section 16(a) or the Exchange Act. Therefore, the Company cannot independently verify Mr. Croisant's current stock ownership. As of September 3, 1995, Mr. Croisant beneficially owned 324,597 shares of Common Stock of the Company.

               Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file initial statements of beneficial ownership (Form 3), and statements of changes in beneficial ownership (Forms 4 and 5), of Common Stock and other equity securities of the Company with the SEC and The New York Stock Exchange, Inc. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all such forms they file.

               Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no additional forms were required for those persons, the Company believes that during 1994 and 1995 all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

               The following table sets forth certain information, as of the Record Date, regarding the beneficial ownership of persons known to the Company to be the beneficial owners of more than five percent of any class of the Company's voting securities. The information was obtained from Company records and information supplied by the stockholders, including information on Schedules 13D and 13G and Forms 3, 4 and 5 provided to the SEC. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                                         NUMBER OF SHARES
                                  NAME AND ADDRESS OF BENEFICIAL           BENEFICIALLY        PERCENT OF
                              --------------------------------------    ------------------    ------------
      TITLE OF CLASS                          OWNER                           OWNED              CLASS
--------------------------    --------------------------------------    ------------------    ------------

Common Stock                  FMR Corp.(1)..........................            35,339,023       13.02%
                              82 Devonshire Street
                              Boston, MA  02109
Common Stock                  Wachovia Corporation(2)...............            13,206,894       5.50%
                              301 North Main Street
                              Winston-Salem, NC  27150-3099
Series C                      College Retirement Equities Fund(3)...            17,826,800       7.13%
Conversion                    730 Third Avenue
Preferred Stock               New York, NY  10017
Series C                      Brinson Partners, Inc.(4).............            17,453,100       7.00%
Conversion                    209 South LaSalle
Preferred Stock               Chicago, IL  60604-1295
Series C                      The Prudential Insurance Company                  16,802,050       6.80%
Conversion                      of America(5).......................
Preferred Stock               Prudential Plaza
                              Newark, NJ  07102-3777
ESOP Convertible              Wachovia Bank of North Carolina,                  15,187,141        100%
Preferred Stock               N.A.(6)
                              Box 3075, Trust Operations
                              Winston-Salem, NC  27102
Nabisco Class A               Janus Capital Corporation(7)                       4,472,875       9.90%
Common Stock                  100 Fillmore Street, Suite 300
                              Denver, CO  80206-4923
Nabisco Class A               Tiger Management Corporation(8)                    9,145,300       17.7%
Common Stock                  101 Park Avenue
                              New York, NY  10178



(1) According to Amendment No. 1 to Schedule 13G dated February 13, 1995 jointly filed by FMR Corp. and Edward C. Johnson 3d, Chairman of FMR Corp. and a member of a controlling group with respect to FMR Corp., the 35,339,023 shares of the Common Stock shown as beneficially owned by FMR Corp. and Mr. Johnson as of December 31, 1994 include (i) 32,551,043 shares beneficially owned by Fidelity Management & Research Company, a registered investment adviser and wholly owned subsidiary of FMR Corp., as a result of acting as investment adviser to several registered investment companies that own such shares (the "Fidelity Funds"), (ii) 2,712,180 shares beneficially owned by Fidelity Management Trust Company ("Fidelity Trust"), a bank and wholly owned subsidiary of FMR Corp., as a result of serving as investment manager of institutional accounts, (iii) 10,400 shares owned directly by Mr. Johnson or in trusts for the benefit of Mr. Johnson or a member of his family and (iv) 65,400 shares beneficially owned by Fidelity International Limited ("Fidelity International"), an investment adviser of which Mr. Johnson is also Chairman and a member of a controlling group, but which is managed independently from FMR Corp. Each of FMR Corp. and Fidelity International disclaim beneficial ownership of shares beneficially owned by the other. According to the Schedule 13G, FMR Corp. and Mr. Johnson also beneficially own 5,165,800 shares of Series C Preferred Stock as a result of (i) the Fidelity Funds owning 4,071,700 Series C Depositary Shares and (ii) the institutional accounts managed by Fidelity Trust owning 1,094,100 Series C Depositary Shares. According to the
         Schedule 13G, (a) FMR Corp. and Mr. Johnson each has sole investment power, but neither has sole voting power over the shares owned by the Fidelity Funds, (b) FMR Corp. and Mr. Johnson each has sole investment power over all of, has sole voting power over certain of, and has no voting power over the remainder of, the shares owned by the institutional accounts managed by Fidelity Trust and (c) Mr. Johnson has sole voting and investment power over certain of, has shared voting and investment power over certain of, and has no voting or investment power over the remainder of, the shares owned directly by him or in family trusts. All of the figures in this footnote related to holdings of the Common Stock have been revised to reflect a one-for-five split of the Common Stock which occurred on April 12, 1995.

(2) According to the Schedule 13G dated February 14, 1994 jointly filed by the Wachovia Corporation (the "Wachovia Corp.") and the Wachovia Bank of North Carolina, N.A. (the "Wachovia Bank") (collectively, the "Wachovia Group"), as of December 31, 1994, the Wachovia Group beneficially owned an aggregate of 13,206,894 shares of the Common Stock as a result of direct or shared voting or investment discretion
         over such shares.   All of the figures in this footnote have been
         revised to reflect a one-for-five split of the Common Stock which occurred on April 12, 1995.

(3) College Retirement Equities Fund, a registered investment company, beneficially owned 17,826,800 shares of Series C Preferred Stock as of December 31, 1994 as a result of its beneficial ownership of 17,826,800 Series C Depositary Shares as reported in its Schedule 13G dated February 10, 1995.

(4) According to the Schedule 13G dated February 10, 1995 jointly filed by Brinson Partners, Inc. ("Brinson Partners"), Brinson Trust Company ("Brinson Trust") and Brinson Holdings, Inc. ("Brinson Holdings"), as of December 31, 1994 (i) Brinson Partners, a registered investment adviser and wholly owned subsidiary of Brinson Holdings, beneficially owned 12,385,600 shares of Series C Preferred Stock as a result of its beneficial ownership of 12,385,600 Series C Depositary Shares and
         (ii) Brinson Trust, a bank and wholly owned subsidiary of Brinson Partners, beneficially owned 5,067,500 shares of Series C Preferred Stock as a result of its beneficial ownership of 5,067,500 Series C Depositary Shares.

(5) According to the Schedule 13G dated March 10, 1995 filed by The Prudential Insurance Company of America ("Prudential"), Prudential beneficially owned an aggregate of 16,802,050 shares of Series C Preferred Stock as of December 31, 1994 as a result of having shared voting and investment discretion over 16,802,050 Series C Depositary Shares which were held for the benefit of its clients.

(6) Wachovia Bank holds the shares of the ESOP Preferred Stock in its capacity as Trustee of the RJRN Defined Contribution Master Trust. Under the terms of the Master Trust, Wachovia Bank is required to vote shares of ESOP Preferred Stock allocated to participants' accounts in accordance with instructions received from such participants and to vote allocated shares of ESOP Preferred Stock for which it has not received instructions and unallocated shares in the same ratio as shares with respect to which instructions have been received. Wachovia Bank has no investment power with respect to shares of ESOP Preferred Stock.

(7) According to Amendment No. 2 to the Schedule 13G dated September 8, 1995 jointly filed by the Janus Capital Corporation ("Janus
         Capital"), a registered investment adviser, and Thomas H. Bailey ("Bailey"), President and Chairman of, stockholder in, and thereby, a control person of Janus Capital, Janus Capital and Bailey beneficially own 4,472,875 shares of the Nabisco Class A Common Stock as a result of shared voting and dispositive power over such shares held for the benefit of its clients. Such beneficial ownership includes 4,169,500 shares of the Nabisco Class A Common Stock, or 9.3% of the Nabisco Class A Common Stock outstanding, beneficially owned by the Janus Fund, a registered investment company to which Janus Capital provides investment advice.

(8) According to Amendment No. 1 to the Schedule 13G dated June 6, 1995 filed jointly by Tiger Management Corporation ("Tiger"), Panther Partners L.P. ("Panther") and Panther Management Company L.P. ("PMCLP"), and Julian H. Robertson, Jr. ("Robertson") as the ultimate controlling person of Tiger and PMCLP, (i) Tiger, a registered investment adviser, beneficially owned 9,145,300 shares of Nabisco Class A Common Stock, (ii) Panther, a registered investment company, beneficially owned 744,700 shares of Nabisco Class A Common Stock, and (iii) PMCLP, a registered investment adviser, beneficially owned 744,700 shares of Nabisco Class A Common Stock. As ultimate controlling person of Tiger and PMCLP, Robertson beneficially owned 9,890,000 shares of Nabisco Class A Common Stock. According to the
         Schedule 13G, Tiger, Panther, PMCLP and Robertson, by virtue of his controlling interest in Tiger and PMCLP, each possess shared voting and investment discretion over such shares that they respectively beneficially own on behalf of their clients.


                    SOLICITATION OF REVOCATIONS OF CONSENTS

COST AND METHOD

               The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures relating to such solicitation (other than salaries and wages of officers and employees) will be approximately $[________], of which approximately $[____] has been spent to date. In addition to solicitation by mail, directors, officers and other employees of the Company may, without additional compensation, solicit revocations of consents by mail, in person, by telecommunication or by other electronic means.

               The Company has retained D.F. King & Co., Inc., and MacKenzie Partners, Inc. at an estimated fee of not more than $[_______], plus reasonable out-of-pocket expenses, to assist in the solicitation of revocations. Approximately [__] persons will be utilized by such firms in their efforts. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company's consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of Capital Stock. The Company has also agreed to indemnify D.F. King & Co., Inc. and MacKenzie Partners, Inc. against certain liabilities and expenses in connection with their respective engagements, including certain liabilities under the federal securities laws.


                             STOCKHOLDER PROPOSALS

               Any stockholder who desires to present a proposal to be considered at the Company's next Annual Meeting may do so, provided that such stockholder satisfies the eligibility requirements established by the SEC. To be considered for submission at the meeting, such proposal must be received by the Company (addressed to the attention of the Secretary) not later than November 21, 1995. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of the State of Delaware, and must otherwise conform to the applicable regulations of the SEC and the Company's By-laws.

                                             Charles M. Harper
                                             Chairman and Chief Executive
Officer



                                   IMPORTANT

         1. If your shares are registered in your own name(s), please sign, date and promptly mail the enclosed YELLOW Revocation of Consent Card, using the post-paid envelope provided.

         2. If you have previously signed and returned a consent card to the LeBow/Icahn Group, you have every right to change your mind. Only your latest dated card will count. You may revoke any earlier card to the LeBow/Icahn Group by signing, dating and mailing the enclosed YELLOW Revocation of Consent Card in the post-paid envelope provided.

         3. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a YELLOW Revocation of Consent Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed YELLOW Revocation of Consent Card in the post-paid envelope provided. To ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a YELLOW Revocation of Consent Card to be issued representing your shares.

         4. After signing the enclosed YELLOW Revocation of Consent Card, do not sign any other cards. Do not even vote "against" on the LeBow/Icahn Group's blue consent card.

         If you have any questions about giving your revocation of consent or require assistance, please call:

D. F. KING & CO., INC.                       MACKENZIE PARTNERS, INC.
77 WATER STREET            or                156 FIFTH AVENUE - 9TH FLOOR
NEW YORK, NY  10005                          NEW YORK, NY  10010
(212) 269-5550 (COLLECT)                     (212) 924-5500 (COLLECT)
         OR                                        OR
CALL TOLL FREE 1-800-290-6430                CALL TOLL FREE 1-800-322-2885



                                            PRELIMINARY--SUBJECT TO COMPLETION


                          RJR NABISCO HOLDINGS CORP.
               THIS REVOCATION OF CONSENT IS SOLICITED ON BEHALF
                           OF THE BOARD OF DIRECTORS
                                      OF
                          RJR NABISCO HOLDINGS CORP.
                     IN OPPOSITION TO THE SOLICITATION BY
                               BROOKE GROUP LTD.



               The undersigned, a holder of shares of Common Stock, par value $.01 per share, of RJR Nabisco Holdings Corp. (the "Company") and/or a holder of Series C Conversion Preferred Stock, par value $.01 per share, of RJR Nabisco Holdings Corp. and/or a holder of ESOP Convertible Preferred Stock, par value $.01 per share and stated value $16 per share, of RJR Nabisco Holdings Corp., acting with respect to all shares of such stock which the undersigned is entitled to vote, hereby acts as follows concerning the following three proposals of Brooke Group Ltd., a company controlled by Bennett S. LeBow, and made with the backing of Carl C. Icahn (the "LeBow/Icahn Group"):

1. The LeBow/Icahn Group non-binding resolution seeking the immediate spin-off of Nabisco Holdings Corp.:

         [ ] REVOKE CONSENT                  [ ] DO NOT REVOKE CONSENT

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU "REVOKE CONSENT" AS TO THIS PROPOSAL.

2. The LeBow/Icahn Group proposal to amend the By-laws to give holders of not less than 25% of the Company's Common Stock the right to require a special meeting:

         [ ] REVOKE CONSENT                  [ ] DO NOT REVOKE CONSENT

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU "REVOKE CONSENT" AS TO THIS PROPOSAL.

3. The LeBow/Icahn Group proposal to delete the By-law provisions establishing certain administrative procedures for action by written consent:

         [ ] REVOKE CONSENT                  [ ] DO NOT REVOKE CONSENT

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU "REVOKE CONSENT" AS TO THIS PROPOSAL.

                        (continued on the reverse side)


                       (continued from the reverse side)

         THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU SIGN, DATE AND MAIL THIS CARD TODAY AND THEREBY REVOKE ANY CONSENT THAT YOU
MAY HAVE GIVEN TO THE LEBOW/ICAHN GROUP. If no direction is made, this revocation card will be deemed to revoke all previously executed consents. If you mark any of the boxes "do not revoke consent," any consent you may have given to that particular proposal of the LeBow/Icahn Group will not be revoked.

                                       Dated: ___________________________, 1995

                                       _______________________________________
                                       (Signature)


                                       _______________________________________
                                       (Signature)

                                       _______________________________________
                                       (Title)


                                       Please sign exactly as name appears
                                       hereon.  When shares are held by joint
                                       tenants, both should sign.  When
                                       signing as attorney, executor,
                                       administrator, trustee or guardian,
                                       please give full title as such.  If a
                                       corporation, please sign in full
                                       corporate name by the president or
                                       other duly authorized officer.  If a
                                       partnership, please sign in partnership
                                       name by authorized person.  This
                                       revocation card revokes consents with
                                       respect to all shares of Common Stock,
                                       ESOP Conversion Preferred Stock and
                                       Series C Convertible Preferred Stock
                                       held in all capacities.





PLEASE SIGN, DATE AND MAIL THIS CARD TODAY. IF YOU NEED ASSISTANCE, PLEASE CALL D.F. KING & CO., INC. TOLL FREE AT 1-800-290-6430 OR MACKENZIE PARTNERS, INC. TOLL FREE AT 1-800-322-2885.